UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 7, 2016

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “we,” “us” and “our” refer to Hospitality Properties Trust.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 7, 2016, our Board of Trustees, or the Board, approved amended and restated bylaws, effective on that date.

The amended and restated bylaws amend the informational requirements for shareholders seeking to nominate individuals for election to the Board at an annual meeting of shareholders.  Pursuant to the amended and restated bylaws, the advance notice required to be provided by the proponent shareholder(s) must now also include:

•                  A completed and executed questionnaire (in the form available from our secretary) of each proposed nominee regarding his or her background and qualification to serve as a Trustee, the background of any other person or entity on whose behalf the nomination is being made and the information relating to such proposed nominee and such other person or entity that would be required to be disclosed in connection with a solicitation of proxies for election of such proposed nominee as a Trustee in an election contest (even if an election contest is not involved) or would otherwise be required in connection with such solicitation, in each case pursuant to the Securities Exchange Act of 1934, as amended, or that would otherwise be required to be disclosed pursuant to the rules of any national stock exchange on which our securities are listed or traded; and

•                  A representation and agreement (in the form available from our secretary) of each proposed nominee that: (1) he or she is not and will not become a party to any arrangement with, and does not have any commitment and has not given any assurance to, any person or entity as to how he or she, if elected as Trustee, will act or vote on any issue or question, or that could limit or interfere with his or her ability to comply, if elected as Trustee, with his or her duties to us, in each case unless previously disclosed to us; (2) he or she is not and will not become a party to any arrangement with any person or entity, other than us, for any direct or indirect compensation, reimbursement or indemnification in connection with or related to his or her service as, or any action or omission in his or her capacity as, a Trustee not previously disclosed to us; (3) if elected, he or she will comply with applicable law and any of our corporate governance, conflict of interest, corporate opportunity, confidentiality and share ownership and trading policies and guidelines; and (4) he or she consents to being named as a nominee and to serving as a Trustee, if elected.

The amended and restated bylaws make certain clarifying changes to the advance notice provisions for shareholders seeking to nominate individuals for election to the Board or propose other business to be considered by shareholders at an annual meeting of shareholders, including, among other things, with respect to the documentation required to verify any proponent shareholder’s(s’) continuous ownership of the requisite number of our common shares throughout the requisite period, each as specified in the amended and restated bylaws, and the time period for shareholders to submit nominations or the proposal of other business for consideration at an annual meeting.

The amended and restated bylaws also amend the arbitration provisions to provide that such provisions do not apply to any request for a declaratory judgment or similar action regarding the meaning, interpretation or validity of any provision of our declaration of trust or of the amended and restated bylaws, and that any such request or similar action be heard in accordance with the exclusive forum provisions of the amended and restated bylaws.  The amended and restated bylaws further provide that, with respect to any dispute involving both a question of the meaning, interpretation or validity of any provision of our declaration of trust or of the amended and restated bylaws and any other matter in dispute, the arbitration of such other matter will be stayed until a final, non-appealable judgment regarding such meaning, interpretation or validity has been rendered in accordance with the exclusive forum provisions of the amended and restated bylaws.

The amended and restated bylaws clarify certain other matters, including, among others, that the failure of shareholders to elect Trustees at an annual meeting will not cause vacancies on the Board unless all Trustees, including holdover Trustees, are unwilling or unable to continue to serve, and make certain other conforming and administrative changes, such as with respect to the organization and conduct of shareholder meetings and the voting of shares by an individual on behalf of a shareholder that is a corporation or other entity.

The foregoing description of the amended and restated bylaws is not complete and is subject to and qualified in its entirety by reference to the full text of the amended and restated bylaws, a copy of which is attached hereto as Exhibit 3.1, which is incorporated herein by reference.  In addition, a marked copy of the amended and restated bylaws indicating changes made to our bylaws as they existed immediately prior to the adoption of the amended and restated bylaws is attached hereto as Exhibit 3.2.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

3.1          Amended and Restated Bylaws of Hospitality Properties Trust, adopted September 7, 2016.

3.2                               Amended and Restated Bylaws of Hospitality Properties Trust, adopted September 7, 2016. (marked copy)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Name:	Mark L. Kleifges
Title:	Chief Financial Officer and Treasurer

Date:  September 9, 2016